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                                  EXHIBIT 21.1

                                SUBSIDIARIES OF
                           PHOENIX TECHNOLOGIES LTD.

SUBSIDIARY COUNTRY/STATE OF INCORPORATION

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
WHOLLY OWNED
    Phoenix Technologies (Taiwan) Ltd.           Delaware
    Phoenix Technologies Kabushiki Kaisha        Japan
    Phoenix Technologies SARL                    France
    Phoenix Technologies GmbH                    Germany
    Phoenix Technologies FSC Ltd.                Barbados
    Phoenix Technologies (Hungary) Ltd.          Hungary
    Phoenix Technologies (Korea) Ltd.            Korea
    Award Software Hong Kong Ltd.                Hong Kong
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